Exhibit 99.1

Aura FAT Projects Acquisition Corp Announces Charter and Trust
Agreement Amendments and Extension of Deadline to Complete a
Business Combination

Singapore - July 16, 2024 — Aura FAT Projects Acquisition Corp (NASDAQ: AFARU, AFAR, AFARW), a Cayman Islands exempted company limited by shares, with company registration number (the “Company”), announced today that its shareholders approved amendments to the Company’s charter and trust agreement to change the structure and costs for obtaining extensions to the deadline to complete its initial business combination—making available a series of 12, one-month extensions from July 18, 2024 to July 18, 2025 in exchange for depositing into its trust account (the “Trust Account”) with Continental Stock Transfer and Trust Company (“Continental”) the lesser of $5,000 or $0.02 per share for each public share outstanding.

At a virtual extraordinary general meeting of shareholders held today, the Company’s shareholders approved amendments (the “Charter Amendment”) to its Second Amended and Restated Memorandum and Articles of Association (its “Charter”) and to the Company’s Investment Management Trust Agreement with Continental dated April 12, 2022 (the “Trust Agreement Amendment”). The Charter Amendment and Trust Agreement Amendment provide the Company with additional time and a lower incremental and aggregate cost for to extend the time available to complete the business combination (the “Business Combination”) with Allrites Holding Pte Ltd., a Singapore private company limited by shares (“Allrites”), and Meta Gold Pte. Ltd., a Singapore exempt private company limited by shares. At closing, Allrites will become a wholly owned subsidiary of the Company, and the Company’s Class A Ordinary Shares are expected to be listed on the NASDAQ Global Market. The Charter Amendment also provides for the right of the holders of Company Class B ordinary shares to convert such Company Class B ordinary shares into Company Class A ordinary shares on a one-to-one basis at the election of such holders.

The Charter Amendment triggered a right of the Company’s public shareholders to demand the redemption of their public shares out of funds held in the Trust Account containing approximately $31,570,184. Holders of 2,728,914 public shares properly requested redemption.

The Company will remain a reporting company under the Securities Exchange Act of 1934, and its units, Class A ordinary shares, and public warrants will remain publicly traded. The Company will continue to work to consummate the Business Combination by the applicable extended date under its Charter.

About Aura FAT Acquisition Corp

Aura FAT Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While it will not be limited to a particular industry or geographic region, the Company intends to focus its search on new emerging technology companies with an acute growth potential in Southeast Asia and Australasia in sectors such as the Web 3.0, blockchain, cryptocurrency, digital ledger, e-gaming and other new financial technology services sectors. The Company is led by its Co-Chief Executive Officer, David Andrada.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the risk factors section of the Company’s Amendment No. 1 to Form F-4 filed on September 13, 2023 with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any statement is based.

Contact:

Aura FAT Projects Acquisition Corp

1 Phillip Street, #09-00,

Royal One Phillip, Singapore, 048692

Attn:

Telephone No.: +65-3135-1511